Exhibit 10.1

U.S.$ 400,000,000.00

LOAN AGREEMENT

Dated as of October 25, 2005

among

PARTNERRE LTD.
as Borrower,

     CITIBANK, N.A.,
as Administrative Agent

and

The lenders from time to time party hereto

     LOAN AGREEMENT dated as of October 25, 2005 among PARTNERRE, a Bermuda company (the “Borrower”), the lenders from time to time party hereto (the “Lenders”) and CITIBANK, N.A., as Administrative Agent (with its successors, the “Administrative Agent”).

R E C I T A L S

     WHEREAS, the Borrower desires to borrow funds under this Loan Agreement, the proceeds of which will be used for operational purposes (subject to the limitations set forth in Section 4.18) and for the other purposes set forth herein:

     NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the Borrower and the Lenders and the Administrative Agent agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

     1.1 Certain Defined Terms. As used in this Loan Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

     “Administrative Agent” means Citibank N.A. in its capacity as administrative agent under the Loan Documents, and its successors in such capacity.

     “Additional Costs” shall mean, with respect to any Lender lending from an office in the United Kingdom or a Participating Member State, the amount notified by such Lender to the Borrower and the Administrative Agent as its reasonable determination of the proportion of the cost attributable to the portion of the Advance made by such Lender from that office of complying with the fee and minimum reserve requirements of the Bank of England and the UK Financial Services Authority or the European Central Bank in respect of loans made from that office.

     “Advance” means the advance by the Initial Lender to the Borrower pursuant to Section 2.1, as the outstanding principal amount thereof may be adjusted from time to time pursuant to Section 2.3 and/or any other provision of this Loan Agreement.

     “Affiliate” means, as to any Entity, any other Entity that, directly or indirectly, controls, is controlled by or is under common control with such Entity.

     “Applicable Insurance Regulatory Authority” shall mean, when used with respect to any Regulated Insurance Company, (x) the insurance department or similar administrative authority or agency located in each state or other jurisdiction (foreign or domestic) in which such Regulated Insurance Company is domiciled, (y) the insurance department, authority or agency in each state or other jurisdiction (foreign or domestic) in which such Regulated Insurance Company is licensed, to the extent it has regulatory jurisdiction over such Regulated Insurance

Company, and (z) any Federal or national insurance regulatory department, authority or agency that may be created and that has regulatory jurisdiction over such Regulated Insurance Company.

      “Applicable Lending Office” means the New York office of the Lender.

     “Assignment” means an assignment and assumption agreement entered into by an Entity that is a Lender immediately prior to giving effect to such agreement and an assignee (with the consent of any party whose consent is required by Section 8.5) and accepted by the Administrative Agent, substantially in the form of the assignment and assumption agreement set forth in the Model Credit Agreement Provisions prepared by the Loan Syndications and Trading Association dated January 2004, or other form approved by the Administrative Agent and the Borrower.

     “Authorized Officer” shall mean any senior officer of the Borrower designated as such in writing to the Administrative Agent by such Borrower.

     “Business Day” means a day on which banks are not required or authorized to close in New York, New York; provided that, when used in connection with any determination of LIBOR, an Interest Period or the Maturity Date, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

     “Capital Stock” shall mean any capital stock of the Borrower or any Consolidated Subsidiary, whether common or preferred.

     “Change of Control” shall mean the occurrence of any of the following events or conditions: (a) any Person or group of Persons (as used in Sections 13 and 14 of the Securities Exchange Act of 1934, and the rules and regulations thereunder) shall have become the beneficial owner (as defined in rules promulgated by the SEC) of more than 40% of the voting securities of the Borrower; or (b) a majority of the members of the Borrower’s board of directors are persons who are then serving on the board of directors without having been elected by the board of directors or having been nominated for election by its shareholders.

     “Closing Date” means the later of October 31, 2005 and the date on which all of the conditions in Article 3 are satisfied (or waived in accordance with Section 8.1) .

     “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code, as in effect at the date of this Loan Agreement and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

     “Consolidated Subsidiary” shall mean at any date any Subsidiary or other entity the accounts of which, in accordance with GAAP, would be consolidated with those of the Borrower in its consolidated financial statements as of such date.

     “Debentures” shall mean subordinated debt securities issued by the Borrower or any Subsidiary to a Special Purpose Trust in exchange for proceeds of Qualified Preferred Securities and common securities of such Special Purpose Trust.

     “Debt” of any Entity shall mean at any date, without duplication, (i) all obligations of such Entity for borrowed money, (ii) all obligations of such Entity evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Entity to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Entity as lessee under capital leases, (v) all obligations of such Entity to reimburse any bank or other Entity in respect of amounts payable under a banker’s acceptance, (vi) all Redeemable Preferred Stock of such Entity (in the event such Entity is a corporation), (vii) all obligations (absolute or contingent) of such Entity to reimburse any bank or other Entity in respect of amounts paid under a letter of credit or similar instrument, (viii) all Debt of others secured by a Lien on any asset of such Entity, whether or not such Debt is assumed by such Entity, and (ix) all Debt of others Guaranteed by such Entity; provided, that for the avoidance of doubt, insurance payment liabilities, as such, and liabilities arising in the ordinary course of such Entity’s business as an insurance or reinsurance company (including GICs) or a corporate member of The Council of Lloyd’s or as a provider of financial or investment services or contracts (in each case other than in connection with the provision of financing to such Entity or any of such Entity’s Affiliate) shall not constitute Debt.

     “Default” means an Event of Default or an event that, with notice or lapse of time or both, would become an Event of Default.

     “Default Rate” means 2% per annum over the otherwise applicable rate hereunder.

      “Dollars” and “$” means lawful money of the United States of America.

     “Excluded Period” shall mean, with respect to any additional amount payable under Section 2.5(a)(ii), 2.5(c), 2.5(d), 2.5(e) or 2.5(g), the period ending 180 days prior to the applicable Lender’s delivery of the written notice referenced in 2.5(a)(ii), 2.5(c), 2.5(d), 2.5(e) or 2.5(g), as applicable, with respect to such additional amount.

     “Entity” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

     “ERISA Affiliate” shall mean any corporation or trade or business which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Borrower or any of its Subsidiaries or is under common control (within the meaning of Section 414(c) of the Code) with the Borrower or any of its Subsidiaries.

      “Events of Default” has the meaning specified in Section 6.1.

     “Existing Credit Agreement” means the credit agreement, dated as of June 17, 2004 and Amended and Restated as of September 30, 2005, among Partnerre Ltd., various designated subsidiary borrowers, various lending institutions, and JPMorgan Chase Bank, N.A. (F/K/A JPMorgan Chase Bank), as Administrative Agent, as the same is in effect on the Closing Date, without giving effect to any subsequent amendment, waiver, modification or termination.

      “Fiscal Year” means any fiscal year of the Borrower.

     “Foreign Pension Plan” shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States of America by the Borrower or any of its Subsidiaries primarily for the benefit of employees of the Borrower or such Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

      “GAAP” means generally accepted accounting principles in the United States.

     “Governmental Authority” means the government of the United States of America, or of any other nation, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing regulatory or administrative powers or functions of or pertaining to government including, without limitation, any Applicable Insurance Regulatory Authority.

     “Guarantee” by any Entity means any obligation, contingent or otherwise, of such Entity directly or indirectly guaranteeing any Debt or other obligation of any other Entity and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Entity (i) to secure, purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to provide collateral security, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

      “Initial Lender” means Citibank, N.A., in its capacity as a Lender hereunder.

     “Insurance Business” shall mean one or more aspects of the business of selling, issuing or underwriting insurance or reinsurance.

     “Interest Payment Date” means each of January 30, 2006, May 1, 2006, July 31, 2006, October 30, 2006, January 29, 2007, April 30, 2007, July 30, 2007, October 29, 2007, January 28, 2008, April 28, 2008, July 28, 2008, October 27, 2008, January 26, 2009 and April 27, 2009 (or, if any such day is not a day on which commercial banks are open for business (including dealings in foreign exchange and foreign currency deposits) in New York and in Bermuda (a “Currency Business Day”), the next following Currency Business Day).

     “Interest Period” means the period beginning on the Closing Date (in the case of the first Interest Period) or on the last day of the Interest Period then ending (in the case of each subsequent Interest Period) and ending on the next Interest Payment Date.

     “Lenders” means the Initial Lender and any other Entity that shall become a party hereto pursuant to Section 8.5(b) .

     “LIBOR” shall mean, for each Interest Period (or other period for determination), the British Bankers Association Interest Settlement Rate that appears on page 3750 (or other appropriate page if the relevant currency does not appear on such page) of the Dow Jones Telerate Screen (or any successor page) for deposits in the relevant currency with maturities comparable to such Interest Period (or other period for determination) as of 11:00 A.M. (London time) on the date which is two Business Days prior to the commencement of such Interest Period (or other period for determination) or, if such a rate does not appear on the Dow Jones Telerate Screen (or any successor page), the offered quotations to first-class banks in the London interbank market by Citibank N.A. for deposits in the relevant currency of amounts in same day funds comparable to the outstanding principal amount of the Advance with maturities comparable to such Interest Period (or other period for determination) determined as of 11:00 A.M. (London time) on the date which is two Business Days prior to the commencement of such Interest Period (or other period for determination).

     “Lien” shall mean, with respect to any asset, any mortgage, deed to secure debt, deed of trust, lien, pledge, charge, security interest, security title, preferential arrangement which has the practical effect of constituting a security interest or encumbrance, servitude or encumbrance of any kind in respect of such asset to secure or assure payment of a Debt or a Guarantee, whether by consensual agreement or by operation of statute or other law, or by any agreement, contingent or otherwise, to provide any of the foregoing. For the purposes of this Loan Agreement, the Borrower or any Subsidiary shall be deemed to own subject to a Lien any asset which they have acquired or hold subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

      “Loan Documents” means this Loan Agreement and the Notes.

      “Margin Stock” has the meaning specified in Regulation U.

     “Material Adverse Effect” shall mean, (i) a material adverse effect on the business, operations, property or financial condition of the Borrower and its Subsidiaries taken as a whole or (ii) a material adverse effect on (x) the rights and remedies of the Administrative Agent or the Lenders under the Loan Documents, (y) the ability of the Borrower to perform its obligations under the Loan Documents, or (z) the legality, validity or enforceability of any Loan Document.

     “Material Subsidiary” shall mean any Subsidiary of the Borrower whose total assets or total revenues exceed 2.5% of the total assets or gross revenues, respectively, of the Borrower and its Subsidiaries on a consolidated basis as of the most recent fiscal quarter end and for the most recent fiscal quarter period, respectively, determined in accordance with GAAP.

      “Maturity Date” means April 27, 2009.

     “Multiemployer Plan” shall mean any multiemployer plan as defined in Section 4001(a)(3) of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) the Borrower, any of its Subsidiaries or any of its ERISA Affiliates, and each such plan for the five year period immediately following the latest date on which the

Borrower, such Subsidiary or such ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.

      “Note” has the meaning specified in Section 2.2(b) .

     “Obligations” means all amounts (including, without limitation, principal, interest, fees and indemnities) owing to the Administrative Agent or any Lender and all other obligations of the Borrower, in each case pursuant to the terms of this Loan Agreement or any other Loan Document, including, without limitation, any interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of the Borrower (or would accrue but for the operation of applicable bankruptcy or insolvency laws), whether or not such interest is allowed or allowable as a claim in any such proceeding.

      “Participant” has the meaning specified in Section 8.5(e) .

     “Participating Member State” shall mean any member state of the European Communities that adopts or has adopted the Euro as its lawful currency in accordance with the legislation of the European Union relating to European Monetary Union.

     “PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

     “Plan” shall mean any pension plan as defined in Section 3(2) of ERISA and subject to Title IV of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) the Borrower, any of its Subsidiaries or any of its ERISA Affiliates, and each such plan for the five year period immediately following the latest date on which each the Borrower, its Subsidiaries or ERISA Affiliates maintained, contributed to or had an obligation to contribute to such plan.

     “Qualified Mandatorily Convertible Preferred Securities” shall mean units comprised of (i) preferred shares of the Borrower and (ii) a contract for the sale of ordinary common shares of the Borrower so long as the holder of such unit is obligated to purchase such ordinary common shares with cash or the proceeds from remarketing such preferred shares.

     “Qualified Trust Preferred Securities” shall mean (a) the 7.90% Preferred Securities issued by PartnerRe Capital Trust I and guaranteed by the Borrower; and (b) other preferred securities issued by a Special Purpose Trust which shall provide, among other things, that dividends shall be payable only out of proceeds of interest payments on the Debentures, so long as such preferred securities do not constitute Redeemable Preferred Stock.

     “Regulated Insurance Company” shall mean each Subsidiary of the Borrower, whether now owned or hereafter acquired, that is authorized or admitted to carry on or transact Insurance Business in any jurisdiction (domestic or foreign) and is regulated by any Applicable Insurance Regulatory Authority.

     “Redeemable Preferred Stock” of any Entity shall mean any preferred stock issued by such Entity which (a) is either (i) mandatorily redeemable (by sinking fund or similar payments or otherwise) prior to the fifth anniversary of the Final Maturity Date or (ii) redeemable at the option of the holder thereof or (b) contains any financial performance related covenants or incurrence covenants which restrict the operations of the issuer thereof; provided that any preferred stock that such Entity has the right or obligation to redeem at such time with Capital Stock that is not Redeemable Preferred Stock, shall not constitute Redeemable Preferred Stock.

      “Register” has the meaning specified in Section 8.5(c) .

     “Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

     “Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

     “Related Parties” means, with respect to any specified Entity, such Entity’s Affiliates and the respective directors, officers, employees, agents and advisors of such Entity and such Entity’s Affiliates.

     “Required Lenders” means, at any time, Lenders holding in the aggregate at least 51% of the principal amount of the Advance outstanding at such time.

      “Retroactive Period” has the meaning set forth in Section 2.5(f) .

     “Service of Process Agent” means Partner Reinsurance Company of the U.S., with offices on the date hereof located at 1 Greenwich Plaza, Greenwich, CT 06830.

     “Special Purpose Trust” shall mean a special purpose business trust established by the Borrower or any Subsidiary of which the Borrower or any Subsidiary will hold all the common securities, which will be the issuer of Qualified Trust Preferred Securities, and which will loan to the Borrower or any Subsidiary (such loan being evidenced by the Debentures) the net proceeds of the issuance and sale of the Qualified Trust Preferred Securities and common securities of such Special Purpose Trust.

      “Spread” 0.50% per annum.

     “Subsidiary” of any Entity shall mean and include (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Entity directly or indirectly through Subsidiaries and (ii) any partnership, association, joint venture or other entity in which such Entity directly or indirectly through Subsidiaries, has more than a 50% equity interest at the time. Unless otherwise expressly provided, all references herein to “Subsidiary” shall mean a Subsidiary of the Borrower.

      “Tax Refund” has the meaning set forth in Section 2.6(b) .

      “Taxes” has the meaning set forth in Section 2.6(a) .

     “Wholly Owned Subsidiary” of any Entity shall mean any other Entity to the extent all of the capital stock or other ownership interests in such other Entity, other than directors’ qualifying shares, is owned directly or indirectly by such first Entity.

ARTICLE II

AMOUNT AND TERMS OF THE ADVANCE

     2.1 The Advance. The Initial Lender agrees, on the terms and conditions hereinafter set forth, to make an advance to the Borrower in Dollars on the Closing Date in the aggregate principal amount of $400,000,000.00. The Initial Lender will make the proceeds of the Advance available to the Borrower by crediting the amount thereof, in immediately available funds, by 12:00 noon (New York City time) on the Closing Date to the account of the Borrower described on Schedule I hereto.

      2.2 Repayment of Advance; Note.

     (a) The Borrower hereby unconditionally promises to pay to each Lender the portion of the then outstanding principal amount of the Advance owed to such Lender on the Maturity Date.

     (b) The obligation of the Borrower to repay the portion of the Advance owed to each Lender shall be evidenced by a promissory note of the Borrower in substantially the form of Exhibit A hereto (each, a “Note”), dated the date hereof, payable to such Lender in a principal amount equal to the portion of the Advance owed to such Lender and otherwise duly completed.

      2.3 No Prepayment of Advance.

     The Borrower shall not have the right to prepay at its option the Advance in whole or in part. This is not a demand loan, and subject to the rights of the Lenders under Section 6.1 if an Event of Default shall have occurred and be continuing, no Lender shall have any right to demand payment of the principal hereof prior to the Maturity Date.

      2.4 Interest.

     (a) Subject to Sections 2.4(b) and 2.5, the Borrower agrees to pay interest on the Advance at a rate per annum equal to LIBOR plus the Spread.

     (b) Notwithstanding Section 2.4(a), if any principal of or interest on the Advance or any fee or other amount whatsoever payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest from the date such amount becomes overdue, accruing after as well as before judgment until paid in full, at a rate per annum equal to the Default Rate, which shall be payable from time to time upon demand by the Administrative Agent or the Required Lenders.

     (c) Accrued interest on the Advance shall be due and payable in arrears on each Interest Payment Date (including, without limitation, on the Maturity Date); provided, that interest accrued pursuant to paragraph (b) of this Section 2.4 shall be payable on demand.

     (d) All computations of interest shall be made on the basis of a year of 360 days, as the case may be, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is being computed.

     2.5 Increased Costs; Illegality. (a) In the event that any Lender shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto):

            (i) at any time, that such Lender shall actually incur increased costs or reductions in the amounts received or receivable hereunder with respect to its portion of the Advance (other than any increased cost or reduction in the amount received or receivable resulting from the imposition of or a change in the rate of taxes or similar charges) because of any change since the Closing Date in any applicable law, governmental rule, regulation, guideline or order (or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, guideline or order) (such as, for example, but not limited to, a change in official reserve requirements, but, in all events, excluding amounts payable pursuant to Section 2.5(c), 2.5(d) or 2.5(e)); or

            (ii) at any time, that the making or continuance of the Advance has become unlawful by compliance by such Lender in good faith with any law, governmental rule, regulation or guideline, or has become impracticable as a result of a contingency occurring after the Closing Date which adversely affects the relevant interbank market;

            then, and in any such event, such Lender shall (x) on such date and (y) within ten Business Days of the date on which such event no longer exists give notice (by telephone confirmed in writing) to the Borrower. Thereafter, and for so long as the applicable circumstance continues to exist, (x) in the case of clause (i) above, the Borrower shall pay to such Lender, upon written demand therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts receivable hereunder (a written notice as to the additional amounts owed to such Lender, showing the basis for the calculation thereof in reasonable detail, submitted to the Borrower by such Lender shall, absent manifest error, be final and conclusive and binding upon all parties hereto), and (y) in the case of clause (ii) above, the Borrower shall take one of the actions specified in Section 2.5(b) as promptly as possible and, in any event, within the time period required by law.

     (b) At any time when any portion of the Advance is affected by the circumstances described in Section 2.5(a)(i) or (ii), the Borrower shall, upon at least three Business Days’ notice to the Administrative Agent, repay all such portion of the Advance and accrued interest thereon in full, provided that if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 2.5(b) .

      (c) If any Lender shall have determined that after the Closing Date, the adoption or effectiveness of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s or such corporation’s capital or assets as a consequence of its commitments or obligations hereunder to a level below that which such Lender or such other corporation could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender’s or such other corporation’s policies with respect to capital adequacy), then from time to time, within 10 days after written demand by such Lender (with a copy to the Administrative Agent), the Borrower agree to pay to such Lender such additional amount or amounts as will compensate such Lender or such other corporation for such reduction. In determining such additional amounts, each Lender will act reasonably and in good faith and will use averaging and attribution methods that are commercially reasonable. Each Lender, upon so determining that any additional amounts will be payable pursuant to this Section 2.5(c), will give prompt written notice thereof to the Borrower, which notice shall set forth in reasonable detail the basis of the calculation of such additional amounts, although the failure to give any such notice shall not release or diminish the Borrower’s obligations to pay additional amounts pursuant to this Section 2.5(c) upon the subsequent receipt of such notice.

      (d) In the event that any Lender shall in good faith determine (which determination shall, absent manifest error, be final and conclusive and binding on all parties hereto) at any time that such Lender is required to maintain reserves (including, without limitation, any marginal, emergency, supplemental, special or other reserves required by applicable law) which have been established by any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body with jurisdiction over such Lender (including any branch, Affiliate or funding office thereof) in respect of any portion of the Advance or any category of liabilities which includes deposits by reference to which the interest rate on the Advance is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Lender to non-United States residents, then, unless such reserves are included in Section 2.5(a)(i), 2.5(c) or 2.5(e), such Lender shall promptly notify the Borrower in writing specifying the additional amounts required to indemnify such Lender against the cost of maintaining such reserves (such written notice to provide in reasonable detail a computation of such additional amounts) and the Borrower shall, and shall be obligated to, pay to such Lender such specified amounts as additional interest at the time that the Borrower is otherwise required to pay interest in respect of such portion of the Advance or, if later, on written demand therefor by such Lender.

     (e) In the event that any Lender shall in good faith determine (which determination shall, absent manifest error, be final and conclusive and binding on all parties hereto) at any time that such Lender has incurred Additional Costs in respect of any portion of the Advance then, unless such Additional Costs are included in Section 2.5(a)(i) or 2.5(c) or 2.5(d) such Lender shall promptly notify the Borrower and the Administrative Agent in writing specifying the additional amounts required to indemnify such Lender against such Additional Costs (such written notice to provide in reasonable detail a computation of such additional amounts) and the Borrower shall, and shall be obligated to, pay to such Lender such specified amounts as additional interest at the time that the Borrower is otherwise required to pay interest in respect of the Advance or, if later, on written demand therefor by such Lender.

     (f) The Borrower shall not be obligated to pay any additional amounts arising pursuant to Sections 2.5(a)(i), 2.5(c), 2.5(d) or 2.5(e) that are attributable to the Excluded Period with respect to such additional amount; provided, that if an applicable law, rule, regulation, guideline or request shall be adopted or made on any date and shall be applicable to the period prior to the date on which such law, rule, regulation, guideline or request is adopted or made (a “Retroactive Period”), the limitation on the Borrower’s obligations to pay such additional amounts hereunder shall not apply to the additional amounts payable in respect of such period.

     (g) If after the Closing Date, the adoption or effectiveness of any applicable law, rule or regulation, order, guideline or request or any change therein after the Closing Date, or any change adopted or effective after the Closing Date in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender with any request or directive (whether or not having the force of law) by any such authority, central bank or comparable agency shall either (i) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against the Advance participated in by such Lender, or (ii) impose on such Lender any other conditions directly or indirectly affecting this Loan Agreement or the Advance; and the result of any of the foregoing is to increase the cost to such Lender of issuing, maintaining or participating in the Advance, or to reduce the amount of any sum received or receivable by such Lender hereunder or reduce the rate of return on its capital with respect to the Advance, then, upon written demand to the Borrower by such Lender (with a copy to the Administrative Agent), pay to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction. The preceding sentence shall not apply to increased costs with respect to taxes imposed on or measured by the net income or net profits of a Lender pursuant to the laws of the jurisdiction in which it is organized or the jurisdiction in which the principal office or applicable lending office of such Lender is located or any subdivision thereof or therein or with respect to Taxes to the extent that a Lender received additional amounts (or otherwise was indemnified) for such Taxes pursuant to Section 2.6 (or would have received additional amounts pursuant to Section 2.6(a) but for a failure to comply with Section 2.6(b) or Section 2.6(c)) . A certificate submitted to the Borrower by such Lender (with a copy to the Administrative Agent), setting forth the basis for the determination of such additional amount or amounts necessary to compensate such Lender as aforesaid shall be final and conclusive and binding on the Borrower absent manifest error, although the failure to deliver any such certificate shall not release or diminish the Borrower’s obligations to pay additional amounts pursuant to this Section 2.5 upon subsequent receipt of such certificate.

The Borrower shall not be obligated to pay any additional amounts arising pursuant to this Section 2.5 that are attributable to the Excluded Period with respect to such additional amount; provided, that if an applicable law, rule, regulation, guideline or request shall be adopted or made on any date and shall be applicable to the period prior to the date on which such law, rule, regulation, guideline or request is adopted or made, the limitation on the Borrower’s obligations to pay such additional amounts hereunder shall not apply to the additional amounts payable in respect of such period.

      2.6 Net Payments.

     (a) All payments made by the Borrower hereunder or under any Note will be made without setoff, counterclaim or other defense; provided that nothing herein shall prevent the Borrower from exercising any right of set-off that it may have under any other contract between the Borrower and the Initial Lender. All such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding, except as provided in the second succeeding sentence, any tax imposed on or measured by the net income or net profits of a Lender pursuant to the laws of the jurisdiction in which it is organized or the jurisdiction in which the principal office or applicable lending office of such Lender is located or any subdivision thereof or therein) and all interest, penalties or similar liabilities with respect to such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as “Taxes”). If any Taxes are so levied or imposed, the Borrower agrees to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Loan Agreement or under any Note, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or in such Note. If any amounts are payable in respect of Taxes pursuant to the preceding sentence, the Borrower agrees to reimburse each Lender, upon the written request of such Lender, for taxes imposed on or measured by the net income or net profits of such Lender pursuant to the laws of the jurisdiction in which such Lender is organized or in which the principal office or applicable lending office of such Lender is located or under the laws of any political subdivision or taxing authority of any such jurisdiction in which such Lender is organized or in which the principal office or applicable lending office of such Lender is located and for any withholding of taxes as such Lender shall determine are payable by, or withheld from, such Lender, in respect of such amounts so paid to or on behalf of such Lender pursuant to the preceding sentence and in respect of any amounts paid to or on behalf of such Lender pursuant to this sentence. The Borrower will furnish to the Administrative Agent within 45 days after the date the payment of any Taxes is due pursuant to applicable law certified copies of tax receipts (or if it has been established to the satisfaction of the applicable taxing authority that it is impossible to furnish such receipts, such other evidence reasonably satisfactory to the Administrative Agent) evidencing such payment by the Borrower. The Borrower agrees to indemnify and hold harmless the Administrative Agent and each Lender, and reimburse the Administrative Agent and such Lender upon its written request, for the amount of any Taxes so levied or imposed and paid by such Lender.

     (b) If the Borrower pays any additional amount under this Section 2.6 and such Lender determines in its sole discretion that it has actually received in connection therewith any refund of its Tax liabilities in or with respect to the taxable year in which the additional amount is paid (a “Tax Refund”), such Lender shall pay to the Borrower an amount that the Lender shall, in its sole discretion, determine is equal to the net benefit, after tax, which was obtained by the Lender in such year as a consequence of such Tax Refund; provided, however, that (i) any Lender may determine, in its sole discretion consistent with the policies of such Lender, whether to seek a Tax Refund; (ii) any Taxes that are imposed on a Lender as a result of a disallowance or reduction (including through the expiration of any tax credit carryover or carryback of such Lender that otherwise would not have expired) of any Tax Refund with respect to which such Lender has made a payment to the Borrower pursuant to this Section 2.6(b) shall be treated as a Tax for which the Borrower is obligated to indemnify such Lender pursuant to this Section 2.6 without any exclusions or defenses; (iii) nothing in this Section 2.6(b) shall require the Lender to disclose any confidential information to the Borrower (including, without limitation, its tax returns); and (iv) no Lender shall be required to pay any amounts pursuant to this Section 2.6(b) at any time during which a Default or Event of Default exists.

      2.7 Payments Generally.

     (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or under Section 2.5 or 2.6, or otherwise) prior to 12:00 noon (New York City time) on the date when due, in Dollars and immediately available funds, without set-off or counterclaim; provided that nothing herein shall prevent the Borrower from exercising any right of set-off that it may have under any other contract between the Borrower and the Initial Lender. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day. All such payments shall be made to the Administrative Agent for the account of the Lenders at its offices at 390 Greenwich Street, 3rd Floor, New York, New York 10013. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day (unless such succeeding Business Day falls in the next calendar month, in which case the date for such payment shall be the next preceeding Business Day) and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

     (b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied first, to pay accrued and unpaid interest not paid in accordance with Section 2.4(b), ratably among the Lenders entitled thereto in accordance with the amounts of interest then due to such parties, second, to pay fees then due ratably among the Lenders entitled thereto in accordance with the amounts of fees then due to such parties, and finally to pay principal due hereunder ratably among the Lenders entitled thereto in accordance with the amounts of principal of the Advance then due to the Lenders.

     (c) The Borrower agrees that at any time after the occurrence and during the continuance of an Event of Default, in addition to (and without limitation of) any right of set-off, banker’s lien, or counterclaim any Lender may otherwise have, each Lender and each of its Affiliates shall be entitled, at its option, at any time and from time to time, to the fullest extent permitted by law, except as otherwise agreed between the parties, to set off and apply any and all deposits (general or special, time or demand, provisional or final, but excluding any assets in securities custody accounts) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or for the account of the Borrower at any of its offices, in Dollars or in any other currency, against any principal of or interest on the Advance to the Borrower hereunder, or any other obligation of the Borrower hereunder, which is not paid when due (regardless of whether such deposits or other indebtedness are then due to the Borrower), whether or not such Lender shall have made any demand under this Agreement or the other Loan Documents and although such obligations may be unmatured. Each Lender agrees promptly to notify the Borrower after any such set-off and application; provided, that failure to give such notice shall not affect the validity thereof.

     (d) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on its Note resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Note and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Notes of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Notes; provided that if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest.

ARTICLE III

CONDITIONS OF LENDING

     3.1 Conditions Precedent to an Advance. The obligation of the Initial Lender to make the Advance is subject to the condition precedent that the Administrative Agent shall have received the following documents, each dated the Closing Date, except as noted below, and in each case in form and substance satisfactory to the Initial Lender:

     (a) Note, duly executed by the Borrower, payable to the order of the Initial Lender in the principal amount of the Advance.

     (b) Certified copies of either (i) bylaws of the Borrower or (ii) resolutions of the Board of Directors of the Borrower (or equivalent documents), in each case authorizing the Borrower to enter into the Loan Documents, execute any Note and borrow the Advance.

     (c) A certificate of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign the Loan Documents, each Note and any other documents to be delivered thereunder.

     (d) A certificate of the Borrower as to the effect set forth in clauses (i) and (ii) of the last paragraph of this Section 3.1.

     (e) Consolidated financial statements of the Borrower and its consolidated Subsidiaries for the fiscal year ended December 31, 2004, including balance sheets and income and cash flow statements, audited by independent public accountants and prepared in conformity with GAAP, consistently applied.

     (f) Evidence that the Borrower shall have paid all expenses relating to the execution, delivery and negotiation of the Loan Documents and related matters for which invoices have been presented, on or before such date (including, without limitation, the fees and expenses of counsel to the Administrative Agent), to the extent that statements for such fees and expenses have been delivered to the Borrower.

     (g) Legal opinion from Davis Polk & Wardwell with respect to this Loan Agreement and the Notes.

     (i) A certificate of the Borrower attaching a complete and correct copy of the Existing Credit Agreement.

     The obligation of the Initial Lender to make the Advance shall be subject to the further conditions precedent that on the date hereof and on the Closing Date: (i) the representations and warranties set forth in Article IV of this Loan Agreement and in the Notes are true and correct in all material respects, before and after giving effect to the Advance and to the application of the proceeds thereof and (ii) no Default or Event of Default hereunder shall have occurred and be continuing or would result from such Advance or from the application of the proceeds thereof.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

     In order to induce the Lenders to enter into this Loan Agreement and to make the Advance, the Borrower makes the following representations and warranties to, and agreements with, the Lenders, all of which shall survive the execution and delivery of this Loan Agreement and the making of the Advance:

     4.1 Corporate Existence and Power. (a) Each of the Borrower and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, is duly qualified to transact business in every jurisdiction where, such qualification is necessary except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect, and (b) each of the Borrower and its Subsidiaries has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its businesses as now conducted except where the failure to have such governmental licenses, authorizations, consents and approvals would not reasonably be expected to have a Material Adverse Effect.

     4.2 Corporate and Governmental Authorization; No Contravention. The execution, delivery and performance by the Borrower of this Loan Agreement and the other Loan Documents, (i) are within each of the Borrower’s corporate powers, (ii) have been duly authorized by all necessary corporate action and if required, by all necessary shareholder action, (iii) require no consent approval of (including any exchange control approval) or action by or in respect of, or registration or filing with, any Governmental Authority, agency or official, except such as have been obtained or made and are in full force and effect, (iv) do not contravene, or constitute a default under, any provision of applicable law, regulation or order of any Governmental Authority, the charter, by-laws or other organizational documents of the Borrower or of any judgment, injunction, order or decree binding upon the Borrower or any of its Subsidiaries, (v) do not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries and (vi) will not violate or result in a default under any indenture, loan agreement or other material agreement or instrument binding upon the Borrower or its assets, or give rise to a right thereunder to require any payment to be made by any such Entity.

     4.3 Enforceability. Each Loan Document constitutes a legal, valid and binding agreement of the Borrower enforceable against the Borrower in accordance with its terms, and the other Loan Documents, when executed and delivered in accordance with this Loan Agreement, will constitute valid and binding obligations of the Borrower enforceable in accordance with their respective terms, provided that the enforceability hereof and thereof is subject in each case to general principles of equity and to bankruptcy, insolvency and similar laws affecting the enforcement of creditors’ rights generally.

     4.4 Financial Information. (a) The consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of December 31, 2004 and the related consolidated statements of income, shareholders’ equity and cash flows for the Fiscal Year then ended, reported on by Deloitte & Touche copies of which have been delivered to each of the Lenders, and the unaudited consolidated financial statements of the Borrower and its Consolidated Subsidiaries for the fiscal quarter ended June 30, 2005, copies of which have been delivered to each of the Lenders, fairly present, in conformity with GAAP consistently applied, the consolidated financial position and results of operations and cash flows of the Borrower and its Consolidated Subsidiaries as of such dates and their consolidated results of operations and cash flows for such periods stated, subject to normal year-end audit adjustments and the absence of footnotes in the case of such unaudited financial statements.

     (b) Except as disclosed in public filings made by the Borrower with the Securities and Exchange Commission prior to the date hereof since December 31, 2004, there has been no event, act, condition or occurrence that has had or is reasonably likely to have a Material Adverse Effect.

     4.5 Litigation. There is no action, suit, investigation or proceeding pending or threatened against or affecting the Borrower or any of its Subsidiaries before any court or arbitrator or any Governmental Authority, agency or official which is reasonably likely to have a Material Adverse Effect or which in any manner draws into question the validity or enforceability of, or which is reasonably likely to impair the ability of the Borrower to perform its obligations under, this Loan Agreement or any of the other Loan Documents.

     4.6 Tax Returns and Payments. (a) Each of the Borrower and its Subsidiaries has filed all material federal income tax returns and all other material tax returns, domestic and foreign, required to be filed by it and has paid all material taxes and assessments payable by it which have become due, except for those contested in good faith and adequately disclosed and fully provided for on the financial statements of the Borrower and its Subsidiaries in accordance with GAAP principles. The Borrower and each of its Subsidiaries have at all times paid, or have provided adequate reserves (in the good faith judgment of the management of the Borrower) for the payment of, all federal, state and foreign income taxes applicable for all prior fiscal years and for the current fiscal year to date. There is no material action, suit, proceeding, investigation, or claim now pending or, to the knowledge of the Borrower or any of its Subsidiaries, threatened by any authority regarding any taxes relating to the Borrower or any of its Subsidiaries. Neither the Borrower nor any of its Subsidiaries has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of taxes of the Borrower or any of its Subsidiaries, or is aware of any circumstances that would cause the taxable years or other taxable periods of the Borrower or any of its Subsidiaries not to be subject to the normally applicable statute of limitations.

     (b) To ensure the legality, validity, enforceability or admissibility in evidence of this Loan Agreement or any Notes, it is not necessary that any stamp or similar tax be paid on or in respect of this Loan Agreement or such Notes, or any other document other than such stamp or similar taxes that have already been paid.

     4.7 Indebtedness. The Borrower does not have any Debt on the Closing Date other than that which is listed on Annex A.

     4.8 Insurance Licenses. Each Regulated Insurance Company has obtained and maintains in full force and effect all licenses and permits from all regulatory authorities necessary to operate in the jurisdictions in which such Regulated Insurance Company operates, in each case other than such licenses and permits the failure of which to obtain or maintain, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

     4.9 Intellectual Property. The Borrower and its Subsidiaries own, or are licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to their business, and the use thereof by the Borrower and/or its Subsidiaries does not infringe upon the rights of any other Entity, except for any such infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

     4.10 Not An Investment Company. Neither the Borrower nor any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

     4.11 Public Utility Holding Company Act. Neither the Borrower nor any of its Subsidiaries is a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, as such terms are defined in the Public Utility Holding Company Act of 1935, as amended.

     4.12 Ownership of Property; Liens. The Borrower and its Subsidiaries have good and valid title to, or a valid leasehold interest in, all of their real and personal properties sufficient for the conduct of their respective businesses and none of such property is subject to any Lien except as permitted in Section 8.01 of the Existing Credit Agreement.

     4.13 No Default. No Default or Event of Default has occurred and is continuing.

     4.14 Full Disclosure. None of the information heretofore furnished by the Borrower to the Administrative Agent or any Lender for purposes of or in connection with this Loan Agreement or any transaction contemplated hereby contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and all such information hereafter furnished by the Borrower to the Administrative Agent or any Lender will be, true, accurate and complete in all material respects on the date as of which such information is stated or certified, provided that, with respect to projected financial information, the Borrower represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

     4.15 Compliance with Laws. The Borrower and each of its Subsidiaries is in compliance with all applicable laws, regulations, rules and orders of any Governmental Authority, except where any failure to comply with any such laws would not reasonably be expected to, alone or in the aggregate, have a Material Adverse Effect.

     4.16 Capital Stock. All Capital Stock, debentures, bonds, notes and all other securities of the Borrower and its Subsidiaries presently issued and outstanding have been validly and properly issued in accordance with all applicable laws, including, but not limited to, the “Blue Sky” laws of all applicable states and the federal securities laws. The issued shares of Capital Stock of each of the Borrower’s Wholly-Owned Subsidiaries are owned by the Borrower free and clear of any Lien or adverse claim.

     4.17 Compliance with ERISA. (a) The Borrower and its Subsidiaries and ERISA Affiliates have fulfilled their respective obligations (if any) under the minimum funding standards of ERISA and the Code with respect to each Plan and are in compliance in all material respects with the applicable provisions of ERISA and the Code, and have not incurred any liability to the PBGC or any Plan or Multiemployer Plan (other than to make contributions in the ordinary course of business).

     (b) Each Foreign Pension Plan has been maintained in substantial compliance with its terms and with the requirements of any and all applicable laws, statutes, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities. All contributions required to be made with respect to a Foreign Pension Plan have been timely made. Neither the Borrower nor any of its Subsidiaries has incurred any obligation in connection with the termination of, or withdrawal from, any Foreign Pension Plan. The present value of the accrued benefit liabilities (whether or not vested) under each Foreign Pension Plan, determined as of the end of the Borrower’s most recently ended fiscal year on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Foreign Pension Plan allocable to such benefit liabilities.

     4.18 Margin Stock. The Borrower is not engaged principally in the business of purchasing or carrying any Margin Stock, and no part of the proceeds of the Advance hereunder will be used to purchase or carry any Margin Stock, or be used for any purpose which violates, or which is inconsistent with the provisions of Regulation U or X.

     4.19 Subsidiaries. Set forth in Annex B is a complete and correct list of all of the Subsidiaries of the Borrower as of the Closing Date, together with, for each such Subsidiary, (i) the jurisdiction of organization of such Subsidiary, (ii) each Entity holding direct ownership interests in such Subsidiary and (iii) the percentage of ownership of such Subsidiary represented by such ownership interests. Except as disclosed in Annex B, as of the Closing Date (y) each of the Borrower and its Subsidiaries owns, free and clear of Liens, and has the unencumbered right to vote, all outstanding ownership interests in each Entity shown to be held by it in Annex B and (z) all of the issued and outstanding Capital Stock of each such Entity organized as a corporation is validly issued, fully paid and nonassessable.

     4.20 Use of Proceeds. All proceeds of the Advance shall be utilized for the general corporate purposes of the Borrower and its Subsidiaries.

ARTICLE V

COVENANTS OF THE BORROWER

     5.1 Covenants. So long as any principal of or interest on the Advance or any other Obligation remains outstanding, the Borrower hereby agrees with the Lenders that it shall, for the benefit of the Lenders, observe, ratify and comply with each of the covenants and agreements made by it as the “Company” under Section 7 and Section 8 of the Existing Credit Agreement.

ARTICLE VI

EVENTS OF DEFAULT

      6.1 Events of Default.

     Upon the occurrence of any of the following specified events (each, an “Event of Default”):

     (a) the Borrower shall fail to pay when due any principal of the Advance, or shall fail to pay any interest on the Advance within three Business Days after such interest shall become due, or shall fail to pay any fee or other amount payable hereunder within five Business Days after such fee or other amount becomes due; or

     (b) the Borrower shall fail to observe or perform any covenant contained in Section 5.1(ii) or in Sections 7.01(c), 7.02(ii), 7.03, 7.06 or Section 8 of the Existing Credit Agreement; or

     (c) the Borrower shall fail to observe or perform any covenant or agreement contained herein (other than those covered by clause (a) or (b) above) for 30 days after the earlier of (i) the first day on which the Borrower has knowledge of such failure or (ii) written notice thereof has been given to the Borrower by the Administrative Agent at the request of any Lender; or

     (d) any representation, warranty, certification or statement made or deemed made by the Borrower in Article IV of this Loan Agreement or in any certificate, financial statement or other document delivered pursuant to this Loan Agreement or in any Note shall prove to have been incorrect or misleading in any material respect when made (or deemed made); or

     (e) the Borrower or any Subsidiary shall default in any payment in respect of Debt outstanding in an aggregate principal amount equal to or in excess of $50,000,000 (other than the Obligations) (after giving effect to any applicable grace period); or

     (f) any event or condition shall occur which results in the acceleration of the maturity of any Debt outstanding in an aggregate amount equal to or in excess of $50,000,000 of the Borrower or any Subsidiary or the mandatory prepayment or purchase of such Debt by the Borrower (or its designee) or such Subsidiary (or its designee) prior to the scheduled maturity thereof; or

     (g) the Borrower or any Material Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization, rehabilitation, conservation, supervision or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, rehabilitator, conservator, custodian or other similar official of them or any substantial part of their property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against them, or shall make a general assignment for the benefit of creditors, or shall fail generally, or shall admit in writing their inability, to pay their debts as they become due, or shall take any corporate action to authorize any of the foregoing, or shall become or be declared by a court of competent jurisdiction to be insolvent; or

     (h) an involuntary case or other proceeding shall be commenced against the Borrower or any Material Subsidiary seeking liquidation, reorganization, rehabilitation, conservation, supervision or other relief with respect to them or their debts under any bankruptcy, insolvency or other similar law or the Bermuda Companies Law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, rehabilitator, conservator, custodian or other similar official of them or any substantial part of their property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Borrower or any Material Subsidiary under the federal bankruptcy laws as now or hereafter in effect;

     (i) an event or condition specified in Section 7.04 of the Existing Credit Agreement shall occur or exist with respect to any Plan or Multiemployer Plan, the Borrower, any of its Subsidiaries or any of its ERISA Affiliates shall fail to pay when due any material amount which they shall have become liable to pay to the PBGC or to a Plan or a Multiemployer Plan under Title IV of ERISA, or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Plan must be terminated, and as a result of such event or condition, together with all such other events or conditions, the Borrower, any of its Subsidiaries or any of its ERISA Affiliates shall be reasonably likely in the opinion of the general counsel of the Borrower to incur a liability to a Plan, a Multiemployer Plan or PBGC (or any combination of the foregoing);

     (j) one or more judgments or orders for the payment of money in an aggregate amount in excess of $50,000,000 shall be rendered against the Borrower or any Subsidiary and such judgment or order shall continue unsatisfied and unstayed for a period of 30 days; or

      (k) a Change of Control shall occur.

then, and in every such event, the Administrative Agent shall, if requested by the Required Lenders, by notice to the Borrower, declare the principal of and any accrued interest in respect of the Advance and all other Obligations owing hereunder to be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; provided that if any Event of Default specified in clause (g) or (h) above occurs with respect to the Borrower without any notice to the Borrower or any other act by the Administrative Agent or the Lenders, the Notes (together with accrued interest thereon) and all other amounts payable hereunder shall automatically become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. Notwithstanding the foregoing, the Administrative Agent shall have available to it all other remedies at law or equity, and shall exercise any one or all of them at the request of the Required Lenders.

     6.2 Notice of Default. The Administrative Agent shall give notice to the Borrower of any Default under Section 6.1(d) promptly upon being requested to do so by any Lender and shall thereupon notify all the Lenders thereof.

ARTICLE VII

THE ADMINISTRATIVE AGENT

     7.1 Appointment and Authorization. Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

     7.2 Rights and Powers as Lender. The Entity serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such Entity and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Affiliate thereof as if it were not the Administrative Agent hereunder.

     7.3 Limited Duties and Responsibilities. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 8.1), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its subsidiaries that is communicated to or obtained by the Entity serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 8.1) or in the absence of its own gross negligence or wilful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Loan Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Loan Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

     7.4 Authority to Rely on Certain Writings, Statements and Advice. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Entity. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Entity, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

     7.5 Sub-Agents and Related Parties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more subagents appointed by the Administrative Agent. The Administrative Agent and any such subagent may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such subagent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

     7.6 Resignation; Successor Administrative Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a financial institution with an office in New York, New York, or an Affiliate of any such financial institution. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the resigning Administrative Agent, and the resigning Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 8.4 shall continue in effect for the benefit of such resigning Administrative Agent, its sub-agents and their respective Affiliates and the Related Parties of the Administrative Agent in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

     7.7 Credit Decisions by Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Loan Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Loan Agreement, any related agreement or any document furnished hereunder or thereunder.

     7.8 Indemnification. To the extent the Administrative Agent is not reimbursed and indemnified by the Borrower, the Lenders will reimburse and indemnify the Administrative Agent, in proportion to their respective percentages as used in determining the Required Lenders, for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its respective duties hereunder or under any other Loan Document, in any way relating to or arising out of this Agreement or any other Loan Document provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of the Administrative Agent.

ARTICLE VIII

MISCELLANEOUS

      8.1 Amendments, Etc.

     (a) No Loan Document or provision thereof may be waived, amended or modified except, in the case of this Loan Agreement, by an agreement or agreements in writing entered into by the Borrower and the Required Lenders or, in the case of any other Loan

Document, by an agreement or agreements in writing entered into by the parties thereto with the consent of the Required Lenders; provided that no such agreement shall

           (1) reduce the principal amount of the Advance or reduce the rate of interest thereon, or reduce any fee payable hereunder, without the written consent of each Lender affected thereby;

           (2) postpone the maturity of the Advance or any date for the payment of any interest or fee payable hereunder, without the written consent of each Lender affected thereby;

           (3) change Section 2.7(b) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender;

           (4) change any provision of this Section or the percentage set forth in the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to take any action thereunder, without the written consent of each Lender; and

provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent without its prior written consent.

     (b) This Loan Agreement, the Note and the documents referred to herein and therein constitute the entire agreement of the parties with respect to the subject matter hereof and thereof.

     8.2 Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including telecopier, telegraphic, telex or cable communication) and mailed, telecopied, telegraphed, telexed, cabled or delivered, to the respective addresses set forth on the signature pages hereof or at such other address as shall be designated by any party in a written notice to the other party. All such notices and communications shall, when mailed, telecopied, telegraphed, telexed or cabled, be effective when deposited in the mails, telecopied, delivered to the telegraph company, confirmed by telex answerback or delivered to the cable company, respectively, except that notices and communications to the Lender pursuant to Article II or VII shall not be effective until received by the Lender.

     8.3 No Waiver; Remedies. No failure on the part of either party to exercise, and no delay in exercising, any right hereunder or under the Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided in equity or at law.

     8.4 Payment of Expenses, etc. (a) The Borrower agree to: (i) pay all reasonable out of pocket costs and expenses (1) of the Administrative Agent and the Initial Lender in connection with the negotiation, syndication, preparation, execution, delivery and administration of the Loan Documents or the documents and instruments referred to therein and any amendment, waiver or consent relating thereto (including, without limitation, the reasonable fees and disbursements of counsel and of consultants and advisors to the Administrative Agent and its counsel) and (2) of the Administrative Agent and each of the Lenders in connection with the enforcement of the Loan Documents or the documents and instruments referred to therein (including, without limitation, the reasonable fees and disbursements of counsel for each of the Lenders); (ii) pay and hold the Administrative Agent and each Lender harmless from and against any and all present and future stamp, VAT and other similar taxes with respect to the foregoing matters and/or fees and save each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to such Lender) to pay such taxes; and (iii) indemnify each Lender (including in its capacity as an Administrative Agent and Issuing Agent), its Affiliates and its and their respective officers, directors, employees, representatives and agents (each an "Indemnified Party") from and hold each of them harmless against any and all losses, liabilities, claims, damages or expenses incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of, an investigation (other than an investigation commenced by such Lender), litigation or other proceeding (whether or not the Administrative Agent or any Lender is a party thereto and whether or not any such investigation, litigation or other proceeding is between or among the Administrative Agent, any Lender, or any other third Person) related to the entering into and/or performance of any Loan Document or the use of the proceeds of the Advance hereunder or the consummation of any transactions contemplated in any Loan Document, and in each case, including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding (but excluding any such losses, liabilities, claims, damages or expenses to the extent incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified). All expenses paid by the Borrower pursuant to this Section 12.01 shall be paid in the currency in which such expenses were incurred by the Administrative Agent or Lenders, as the case may be.

     (b) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnified Party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.

      8.5 Assignments and Participations.

     (a) The provisions of this Loan Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Loan Agreement, expressed or implied, shall be construed to confer upon any Entity (except the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly provided herein, the Related Parties of the Lenders) any legal or equitable right, remedy or claim under or by reason of this Loan Agreement.

     (b) Any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Loan Agreement; provided that:

           (1) except in the case of an assignment to a Lender or a Lender Affiliate, the Administrative Agent and the Borrower must give their prior written consent to such assignment (which consents shall not be unreasonably withheld);

           (2) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Loan Agreement;

           (3) unless each of the Borrower and the Administrative Agent otherwise consent, the principal amount of the Advance subject to each such assignment (determined as of the date on which the relevant Assignment is delivered to the Administrative Agent) shall not be less than $5,000,000; provided that this clause (3) shall not apply to an assignment to a Lender or Lender Affiliate or an assignment of the entire principal amount of the Advance owing to an assigning Lender; and

           (4) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment, together with a processing and recordation fee of $3,500; provided that only one such fee shall be due in respect of a simultaneous assignment to more than one Lender Affiliate;

and provided further that any consent of the Borrower otherwise required under this subsection shall not be required if an Event of Default has occurred and is continuing. Subject to acceptance and recording thereof pursuant to subsection (d) of this Section, from and after the effective date specified in each Assignment the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment, have the rights and obligations of a Lender under this Loan Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment, be released from its obligations under this Loan Agreement (and, in the case of an Assignment covering all of the assigning Lender’s rights and obligations under this Loan Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.5 and 8.4) .. Any assignment or transfer by a Lender of rights or obligations under this Loan Agreement that does not comply with this subsection shall be treated for purposes of this Loan Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (e) of this Section and shall be required to comply with the requirements set forth in subsection (e) of this Section.

     (c) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in New York City a copy of each Assignment delivered to it and a register for the recordation of the names and addresses of the Lenders and the portion of the Advance owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the parties hereto may treat each Entity whose name is recorded in the Register pursuant to the terms hereof as a Lender for all purposes of this Loan Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by any party hereto at any reasonable time and from time to time upon reasonable prior notice.

     (d) Upon its receipt of a duly completed Assignment executed by an assigning Lender and an assignee, the processing and recordation fee referred to in subsection (b) of this

Section and any written consent to such assignment required by subsection (c) of this Section, the Administrative Agent shall accept such Assignment and record the information contained therein in the Register. No assignment shall be effective for purposes of this Loan Agreement unless it has been recorded in the Register as provided in this subsection.

     (e) Any Lender may, without the consent of the Borrower or any other Lender Party, sell participations to one or more banks or other Entities (“Participants”) in all or a portion of such Lender’s rights and obligations under this Loan Agreement; provided that (i) such Lender’s obligations under this Loan Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Loan Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 8.1(a)(1) through (4) that affects such Participant. Each Participant shall be entitled to the benefits of Section 2.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 2.6(a) as though it were a Lender, provided that such Participant agrees to be subject to Section 2.6(b) as though it were a Lender; provided further, that no Participant shall be entitled to receive any greater amount pursuant to Sections 2.6(a) than the transferor Lender would have been entitled to receive in respect to the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

     (f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Loan Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank and the obligations of the Initial Lender to the Borrower under any other agreement between the Initial Lender and the Borrower, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

     (g) If, pursuant to this Section 8.5, any interest in this Loan Agreement or any Note is transferred to any transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such transferee concurrently with the effectiveness of such transfer, (i) to represent to the transferor Lender (for the benefit of the transferor Lender, the Administrative Agent and the Borrower) that under applicable law and treaties no taxes will be required to be withheld by the Administrative Agent, the Borrower or the transferor Lender with respect to any payments to be made to such transferee in respect of the Advances, (ii) to furnish to the transferor Lender, the Administrative Agent and the Borrower either U.S. Internal Revenue Service Form W-8BEN or U.S. Internal Revenue Service Form W-8ECI (wherein such transferee claims entitlement to complete exemption from U.S. federal withholding tax on all interest payments hereunder) and (iii) to agree (for the benefit of the transferor Lender, the Administrative Agent and the Borrower) to provide the transferor Lender, the Administrative Agent and the Borrower a new Form W-8BEN or Form W-8ECI upon the obsolescence of any previously delivered form and comparable statements in accordance with applicable U.S. laws and regulations and amendments duly executed and completed by such transferee, and to comply from time to time with all applicable U.S. laws and regulations with regard to such withholding tax exemption.

     8.6 Governing Law; Submission to Jurisdiction; Process Agent. This Loan Agreement and the Note shall be governed by, and construed in accordance with, the law of the State of New York. The Borrower hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York state court sitting in New York County for the purposes of all legal proceedings arising out of or relating to the Loan Documents or the transactions contemplated therein. The Borrower irrevocably waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. The Borrower hereby irrevocably designates, appoints and empowers the Service of Process Agent, as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents which may be served in any such action or proceeding referred to in this Section 8.8. If for any reason such designee, appointee and agent shall cease to be available to act as such, the Borrower agrees to designate a new designee, appointee and agent on the terms and for the purposes of this provision reasonably satisfactory to the Administrative Agent under this agreement.

     8.7 Severability. In case any provision in this Loan Agreement or any Note shall be held to be invalid, illegal or unenforceable, such provision shall be severable from the rest of this Loan Agreement or any Note, as the case may be, and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     8.8 Execution in Counterparts. This Loan Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Loan Agreement by telecopier shall be effective as delivery of an original executed counterpart of this Loan Agreement.

     8.9 Survival. The obligations of the Borrower under Sections 2.4, 2.5, 2.6 and 8.4 shall survive the repayment of the Advance. Each representation and warranty made or deemed to be made herein or pursuant hereto shall survive the making of such representation and warranty, and the Lender shall not be deemed to have waived, by reason of making any Advance, any Default or Event of Default that may arise by reason of such representation or warranty proving to have been false or misleading.

     8.10 Waiver of Jury Trial. EACH OF THE BORROWER AND THE LENDER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL

PROCEEDING ARISING OUT OF OR RELATING TO THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREIN.

     8.11 No Fiduciary Relationship. The Borrower acknowledges that the Lender has no fiduciary relationship with, or fiduciary duty to, the Borrower arising out of or in connection with this Loan Agreement or the Note, and the relationship between the Lender and the Borrower is solely that of creditor and debtor. This Loan Agreement does not create a joint venture among the parties.

     8.12 Disclosure of Tax Treatment. Notwithstanding any other provisions herein, the Borrower and the Lender (and each employee, representative or other agent of each of the foregoing parties) may disclose to any and all Entities, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of this Loan Agreement and the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to any of the foregoing Entities relating to such U.S. tax treatment and U.S. tax structure.

     8.13 Judgment Currency. This is an international loan transaction in which the specification of Dollars (the “Specified Currency”) and payment in New York City (the “Specified Place”), is of the essence. The payment obligations of the Borrower under this Agreement and the other Loan Documents shall not be discharged or satisfied by an amount paid in another currency or in another place, whether pursuant to a judgment or otherwise, to the extent that the amount so paid on conversion to the Specified Currency and transfer to the Specified Place under normal banking procedures does not yield the amount of the Specified Currency at the Specified Place due hereunder. If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in a Specified Currency into another currency (the “Second Currency”), the rate of exchange that shall be applied shall be the rate at which in accordance with normal banking procedures the Administrative Agent could purchase such Specified Currency with the Second Currency on the Business Day next preceding the day on which such judgment is rendered. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder (in this Section 8.15 called an “Entitled Person”) shall, notwithstanding the rate of exchange actually applied in rendering such judgment, be discharged only to the extent that on the Business Day following receipt by such Entitled Person of any sum adjudged to be due hereunder in the Second Currency such Entitled Person may in accordance with normal banking procedures purchase and transfer to the Specified Place the Specified Currency with the amount of the Second Currency so adjudged to be due; and the Borrower hereby, as a separate obligation and notwithstanding any such judgment, agrees to indemnify such Entitled Person against, and to pay such Entitled Person on demand, in the Specified Currency, the amount (if any) by which the sum originally due to such Entitled Person in the Specified Currency hereunder exceeds the amount of the Specified Currency so purchased and transferred.

      IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

PARTNERRE LTD.

By:	/s/ Patrick Thiele

Name: Patrick Thiele
Title: President and CEO

Address for Notices:

PartnerRe Ltd.
Chesney House
96 Pitts Bay Road
Pembroke HM 08
Bermuda
Attention: Joe Barbosa

CITIBANK, N.A.
as Administrative Agent

By:	/s/ Herman Hirsch

Name: Herman Hirsch
Title: Authorized Representative

Address for Notices:

390 Greenwich Street, 5th Floor
New York, NY 10013
Attn: Herman Hirsch
Facsimile: (212) 723-8328
Telephone: (212) 723-7361

CITIBANK, N.A.
as Initial Lender

By:	/s/ Herman Hirsch

Name: Herman Hirsch
Title: Authorized Representative

Address for Notices:

390 Greenwich Street, 5th Floor
New York, NY 10013
Attn: Herman Hirsch
Facsimile: (212) 723-8328
Telephone: (212) 723-7361

EXHIBIT A

[FORM OF NOTE]

U.S. $[__________]	Dated: [__________]

     FOR VALUE RECEIVED, the undersigned, PartnerRe Ltd., a Bermuda company (the “Borrower”), HEREBY PROMISES TO PAY to the order of [___________]. (the “Lender”) on April 27, 2009 (“the Maturity Date”) the then unpaid principal amount of the Advance made by the Lender to the Borrower under the Loan Agreement plus any interest accrued on the unpaid principal amount of the Lender’s pro rata share of the Advance from the date hereof until such principal amount is paid in full, at such interest rates as are specified in the Loan Agreement as defined below.

     Both principal and interest are payable in lawful money of the United States of America at the office of the Administrative Agent at 390 Greenwich Street, 3rd Floor, New York, New York 10013.

     This Note is one of the Notes referred to in, and is entitled to the benefits of, the Loan Agreement dated as of October 25, 2005 (the “Loan Agreement”, the terms defined therein being used herein as therein defined) among the Borrower, the Administrative Agent and each Lender party thereto. The Loan Agreement contains provisions for acceleration of the Maturity Date hereof upon the happening of certain stated events.

     The Borrower hereby waives presentment, demand, protest and notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

     This Note shall be governed by, and construed in accordance with, the laws of the State of New York, United States.

PartnerRe Ltd., as Borrower

By:
Name:
Title:

A-1

ANNEX A

INDEBTEDNESS

(in US$ millions)

Long term debt consisting of a fully collateralized fixed rate
loan repayable in 2008.	$220.0

Loans and Letters of Credit outstanding under the Existing
Credit Facility	$295.8

A-A-1

ANNEX B

SUBSIDIARIES

	% Beneficial Ownership by Immediate Parent	Jurisdiction of Incorporation
PartnerRe Ltd.	—	Bermuda
Partner Reinsurance Company Ltd	100	Bermuda
PartnerRe Servicios Y Compania Limitada (1)	99	Chile
PARC GmbH & Co KG	100	Germany
PARC Service GmbH	100	Germany
Quantitative Strategies Bermuda Ltd.	100	Bermuda
Quantitative Strategies, LLC	100	United States
PartnerRe Services Ltd	100	Bermuda
PartnerRe UK Holdings Limited	100	United Kingdom
		Netherlands
PartnerRe (Curacao) N.V	100	Antilles
PartnerRe Holdings B.V	100	Netherlands
PartnerRe Holdings SA(2)
	70	France
PartnerRe SA	100	France
PartnerRe U.S. Corporation(4)
	66	United States
Partner Reinsurance Company of the U.S	100	United States
PartnerRe Insurance Company of New York	100	United States
Transat Madison Corp.	100	United States
PartnerRe Asset Management Corporation	100	United States
PartnerRe New Solutions Inc	100	United States
PartnerRe Finance I Inc	100	United States

B-B-1

PartnerRe Capital Trust I	100	United States
PartnerRe Finance II Inc	100	United States
PartnerRe Capital Trust II	100	United States
PartnerRe Capital Trust III	100	United States
SCI Francoreas	100	France
Coresa (3)	91	Luxembourg
PartnerRe Holdings Ireland Limited	100	Ireland
PartnerRe Ireland Insurance Limited	100	Ireland
Partner Reinsurance Ireland Limited	100	Ireland

(1)	Partner Reinsurance Company Ltd. holds 99% of PartnerRe Servicios Y Compania Limitada shares and PartnerRe Services Ltd. Holds the remaining 1%.

(2)	PartnerRe Holdings B.V. holds 70% of PartnerRe Holdings SA, Partner Reinsurance Company Ltd. holds 16% of PartnerRe Holdings SA and PartnerRe (Curacao) N.V. holds the remaining 14%.

(3)	SCI Francoreas holds 10% of Coresa shares and PartnerRe SA holds the remaining 9%.

(4)	PartnerRe (Curacao) holds 66% of PartnerRe U.S. Corporation and PartnerRe Ltd. holds the remaining 34%.

B-B-2

SCHEDULE I

Account Information for Borrower:

JPMorgan Chase
New York, New York
ABA Number:	021 000 021
SWIFT:	CHASUS33
Favour:	JPMorgan Chase London
SWIFT:	CHASGB2L
Account:	0010962009
Further Credit:	PartnerRe Ltd.
Account:	22365002

Sch I-1